INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-293285) of our report dated March 16, 2026, with respect to the consolidated financial statements of Kyivstar Group Ltd., which appear in this annual report on Form 20-F for the year ended December 31, 2025.

/s/ UHY LLP

Melville, New York
March 16, 2026
An independent member of UHY International